Exhibit 99.1

Transcript of Remarks by Guoji Liu, Chief Executive Officer
of Orsus Xelent Technologies, Inc.,
at Annual Meeting of Stockholders on December 30, 2009

Thank you very much and a hearty welcome to our shareholders.  I will give a brief review of the results for 2009 which has nearly ended, and comment on the Company’s outlook for 2010.

In our most recent report to you on third quarter results, we explained that results in the period were weaker than anticipated.  Further, we indicated that while we were cautiously optimistic about improving conditions in the economy and the industry, we lowered our outlook for 2009 and said we were looking beyond 2009 for anticipated improvements in 2010.

While it will be several weeks before we report audited results for 2009, it appears that, for the full year, sales will indeed be down about 29% compared with 2008. While we certainly are not pleased with this result, we think it is still an acceptable result.  We were able to face up to the challenges posed and remain profitable with a revamped sales strategy, despite  the external economic and telecom industry factors and internal factors that have affected the Company, as we have described them throughout the year.

Let me briefly discuss these factors with you again.

First, let’s look at external factors.   In 2009, we saw a continued slowdown of both incremental sales and market demand because of the slower economy and high unemployment rate in China, as well as the global economic crisis.

We also saw fiercer competition, especially in metropolitan areas, in middle size and small cities across the country.  Meanwhile, the number of licensed cellphone makers has increased from 178 in 2008 to over 200 in 2009, not to speak of the unlicensed manufacturers of cell phones.

According to the SINO analysis report, overall mobile phone sales were 121,995 million units in the nine months ended September 2009.  This is 4.4% lower than the 127,48 million units in the first nine months through September 2008. Additionally, the users of GMS have declined 20.9%.  There are over 600 million mobile phone users in China and the saturation is over 60% in 1st and 2nd tier cities.

We also felt the impact of the industrial reshuffle, as telecom carriers were splitting and reorganizing themselves, telecom networks were upgraded, and cellphone technologies fell into cyclical adjustment-- all of which I should point out are very positive for the longer term. Meanwhile, however, it was not possible for us to gain any traction with the sales of such higher end products as our special application phones, which were previously key distinguishing features of our Company.

To the Company, the year 2009 also meant a fight to secure its business operation. Though faced with the external and internal factors I have noted, the Company successfully persisted with a revised marketing effort based on strategies that were successful in previous years. Specifically, to retain our market share, we focused on sales of low end phones in the more rural markets.

Reflecting this, of the approximately 709,000 cellphones sold by the Company in 2009, 156,000 were priced below 500 rmb per unit, accounting for roughly 22% of total sales; 493,000 were priced between 500 rmb and 1,000 rmb per unit, accounting for 69.6% of total sales; and about 60,000 cellphones were priced above 1,000 rmb per unit, accounting for 8.5% of total sales.  Consequently, the Company anticipates gross revenue for this year will amount to about $77 million USD, representing a decrease of about 28% as compared to fiscal year 2008.

Let me now say a few words on the Company’s outlook for fiscal year 2010 beginning January 1st.

With the year 2010 approaching, the Company continues to see many new business opportunities. The most significant opportunities for ORS include: 3G product development, collaboration with telecom operators and professional customers to produce customized phones, and also, emphasis on our traditional strengths like GSM products.

Considering the impact and role of the economic crisis in 2009, the company sees fiscal year 2010 as a period of increased stability.  As such, we have set the following goals for 2010:

First, to strengthen R&D and to increase sales of high margin products;

Second, we will strive to achieve steady growth in sales as the year progresses and are optimistic about achieving this.  Further, we see Orsus 3G products making a breakthrough in 2010 and believe these higher margin 3G products will account for 20% of total sales.  I think it is premature to be any more specific about the year at this time.

Third, we will aim to build the Company’s financial strength and continue to focus on reducing accounts receivable until we achieve this.

As the CEO of the Company, I think I have the privilege to make an appeal to all ORS stockholders.  Specifically, I hope you can provide Orsus Xelent with your support for a company with an overall strong growth record, sound management and a strong future, that has come through a very difficult period while still demonstrating profits.

I assure you that the Company’s management will duly perform its duties and responsibilities as set forth by the board of directors and will work persistently with full effort to maximize and attain the best interests of stockholders. We are doing our best to contain costs, and believe our receivable situation is under control.  To take the Company to the next level we will continue to pursue financing that makes sense for the Company and are very confident we will emerge successfully from the current environment.

To do this, we need your support and encourage it.

I will now conclude my speech by extending my sincere thanks to each of you.

During the meeting, Mr. Yu Liu, Chairman of the Board of Directors of Orsus Xelent Technologies Inc. made the following comments in response to several questions from stockholders present at the meeting:

•
Although it is not possible to know exact numbers at this time, Beijing Xingwang Shidai Tech & Trading Co., Ltd., the Company’s largest distributor, is expected to account for 80%-90% of the Company’s revenues for fiscal year 2009. Xingwang is a creditworthy company that we have worked with for many years and we are working with them to further pay down accounts receivable.

•
As stated in our remarks, 3G products are expected to play a major role in the Company’s operations in fiscal year 2010. The Company plans to seek out and establish relationships with new distributors for these 3G products.

•	The Company has applied for renewal of its credit facility with Beijing Rural Commercial Bank and is optimistic that it will be renewed in the near future.

•
As disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, several of the Company’s employees have not been paid. Those employees left the Company during the 2009 fiscal year and the processing of their termination and related payments is still ongoing.